UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2018

Target Corporation
(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1000 Nicollet Mall, Minneapolis, Minnesota 55403
(Address of principal executive offices, including zip code)
(612) 304-6073
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.             Other Events.

Beginning February 4, 2018, Target Corporation (the Company) adopted the new accounting standards for revenue recognition, leases, and pensions. The Company is filing this Form 8-K to present the Company's previously reported financial information on a basis consistent with the standards. The financial information included in the Company's first quarter earnings release and Form 10-Q will reflect the adoption of the standards, with prior periods adjusted to conform with the current period presentation.

Beginning with the first quarter 2018, the Company will no longer present segment EBIT and a segment rate analysis in its quarterly earnings releases and within Management's Discussion and Analysis of Financial Condition and Results of Operations in Forms 10-Q and 10-K. Instead, the Company will present its analysis of results of operations, including an analysis of operating income, on a consolidated basis. For additional clarity of the impact of the new accounting standards, the Company is showing the impact using both its previous presentation of its analysis of results of operations, including segment EBIT, and its planned future presentation of its analysis of consolidated operating income.

Revenue Recognition

The Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), using the full retrospective approach. Adoption of the new revenue standard did not materially affect its consolidated net earnings, financial position, or cash flows.
The new standard primarily impacts the Company's consolidated financial statements as follows:

•
Reclassification of certain ancillary income streams, including credit card profit sharing income, from Sales and Selling, General, and Administrative Expenses (SG&A) to Other Revenue on its Consolidated Statements of Operations; and

•	Minor changes to the timing of revenue recognition, primarily related to certain promotional gift card programs, resulting in an adjustment to retained earnings of approximately $10 million.

Leases

The Company adopted ASU No. 2016-02, Leases (Topic 842) using the modified retrospective approach. The new standard requires lessees to record assets and liabilities on the statement of financial position for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations.
The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed it to carryforward the historical lease classification. In addition, the Company elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. Election of the hindsight practical expedient resulted in the shortening of lease terms for certain existing leases and the useful lives of corresponding leasehold improvements. The Company made an accounting policy election to keep leases with an initial term of 12 months or less off of its Consolidated Statements of Financial Position and will recognize those lease payments in its Consolidated Statements of Operations on a straight-line basis over the lease term.
Adoption of the new standard resulted in the recording of additional net lease assets and lease liabilities of approximately $1.3 billion and $1.4 billion, respectively, as of February 4, 2018. The difference between the additional lease assets and lease liabilities was recorded as an adjustment to retained earnings. The standard did not materially affect the Company's consolidated net earnings and had no impact on cash flows.

Pensions

The Company adopted ASU No. 2017-07, Compensation – Retirement Benefits (ASC Topic 715), which requires employers to disaggregate and present separately the current service cost component from the other components of net benefit cost within the statement of operations. The Company retrospectively reclassified the other components of net benefit cost from SG&A to an Other Income and Expense line on its Consolidated Statements of Operations upon adoption.

Refer to Exhibit 99 for financial information on a basis consistent with the new standards.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibits.

(99)	Target Corporation’s Financial Information Adjusted for the New Accounting Standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: May 11, 2018	/s/ Cathy R. Smith
Cathy R. Smith
Executive Vice President and Chief Financial Officer

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